Filed pursuant to Rule 424(b)(7)
(File No. 333-130681)
PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED DECEMBER 23, 2005
3,803,886 Shares
Common Stock
     This prospectus supplement supplements the base prospectus dated December 23, 2005, as previously supplemented by the prospectus supplement dated February 3, 2006, relating to the resale from time to time by certain selling securityholders of the shares of our common stock that they received in connection with our purchase of 37 skilled nursing facilities and one assisted living facility on January 27, 2006 and of the shares of our common stock that they may receive upon redemption of their limited liability company interests in CSE SNF Holdings LLC (the “LLC interests”).
     This prospectus supplement should be read in conjunction with and accompanied by the base prospectus and the February 3, 2006 prospectus supplement, and is qualified by reference to them, except to the extent that the information in this prospectus supplement supersedes the information disclosed in those documents.
     The table of selling securityholders contained in the February 3 prospectus supplement is hereby amended to add the entity that is named below as a selling securityholder:

	Number (and Percentage) of		Number (and Percentage) of
	Shares Beneficially Owned	Number of Shares Offered	Shares Beneficially Owned
Beneficial Owner	Prior to the Offering	Hereby	Following the Offering

Selway Ranch LP(1)	350,000(*)	350,000	0

* Less than 1% of the outstanding shares of our common stock.
     (1) Represents 350,000 shares of our common stock that Selway Ranch LP, a Delaware limited partnership (“Selway Ranch”), may receive upon redemption of its LLC interests if we elect to pay the redemption price in shares of our common stock. The address for Selway Ranch is 2471 East Vina Del Mar, St. Petersburg Beach, FL 33706.
     Investing in our common stock involves certain risks. See “Risk Factors” incorporated by reference to our 2005 Annual Report on Form 10-K.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 10, 2006.